UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2009

BERRY PETROLEUM COMPANY

(Exact Name of Registrant as Specified in its Charter)

DELAWARE (State or Other Jurisdiction of Incorporation or Organization)	1-9735 (Commission File Number)	77-0079387 (IRS Employer Identification Number)

1999 BROADWAY, SUITE 3700, DENVER, COLORADO (Address of Principal Executive Offices)	80202 (Zip Code)

Registrant’s telephone number, including area code: (303) 999-4400

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On April 27, 2009, Berry Petroleum Company (Berry or the Company) entered into a $140 million Second Lien Credit Facility Agreement (Second Lien) with Wells Fargo Energy Capital, Inc. as administrative agent and other lenders, which matures on January 16, 2013. Interest on the facility is 11% and charged at LIBOR plus a margin of 800 basis points with a minimum LIBOR rate of 300 basis points. There are no prepayment or call provisions. The loan is collateralized by second priority liens on substantially all of the Company’s assets. The Company is subject to financial covenants that are approximately 15% less restrictive than the First Lien.

On April 27, 2009 the Company also entered into a Third Amendment (the Third Amendment) to the Amended and Restated Credit Agreement (First Lien) dated as of July 15, 2008 with Wells Fargo Bank, N. A. and other lenders. The First Lien as amended by the Third Amendment is a $1.5 billion secured revolving facility with a $1.05 billion borrowing base. Additionally, each dollar outstanding under the second lien credit facility reduces the borrowing base under our senior secured credit facility by 30 cents such that the $140 million second lien facility reduces our current borrowing base to $1.008 billion. The Third Amendment authorized Wells Fargo Bank N.A. as administrative agent on the First Lien, to enter into a Second Lien Intercreditor Agreement on behalf of the First Lien lenders. The Company's pro forma liquidity at April 27, 2009 was approximately $275 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

BERRY PETROLEUM COMPANY
By:	/s/ Kenneth A. Olson
Kenneth A. Olson
Corporate Secretary

Date: April 27, 2009